Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement and in the related prospectus of Apple REIT Seven, Inc., as listed below, of our reports dated March 3, 2008, with respect to the consolidated financial statements and schedule of Apple REIT Seven, Inc. and the effectiveness of internal control over financial reporting of Apple REIT Seven, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

Registration Statement No.	Description
333-144631	Form S-3D, pertaining to the Company’s Dividend Reinvestment and Share Purchase Plan

/s/    ERNST & YOUNG LLP

Richmond, Virginia

March 3, 2008